Exhibit 99.1

TD SYNNEX Appoints Patrick Zammit Chief Operating Officer

New role to accelerate go-to-market capabilities for TD SYNNEX vendors and customers and drive operational excellence

FREMONT, Calif., & CLEARWATER, Fla. – November 30, 2023 – TD SYNNEX (NYSE: SNX) announced today that Patrick Zammit has been named Chief Operating Officer, reporting to company CEO Rich Hume effective January 1. In this new role, Zammit will coordinate the company’s business strategy to drive profitable growth across all technologies, geographies and vendors, and to accelerate the adoption of new, high-growth technologies around the globe. Zammit has served at TD SYNNEX as president, Europe, since 2017, adding executive responsibility for Asia Pacific and Japan in 2021. A new leader for TD SYNNEX’s business in Europe will be announced in the coming weeks.

“Patrick is an outstanding business leader. He has consistently empowered his team to innovate and transform our go-to-market business model by harnessing the power of data and digital, setting a new standard in our market for personalized, targeted customer engagement and operational excellence,” said Hume. “His model of servant leadership has allowed for the incubation of new ideas not only to grow business for TD SYNNEX and our partners, but also to ensure that we are responsible corporate citizens committed to making our planet a better place for our co-workers and our communities.”

With this organizational structure change, regional presidents in the Americas, Asia Pacific Japan (APJ) and Europe will now report into Zammit, along with the corporate functions responsible for global strategy and information technology. Additionally, Michael Urban, President, Americas, has decided to leave the company and has offered to support Patrick with this transition through March 1.

“We thank Michael for playing a key role in bringing together TD SYNNEX over the past two years. He and his team delivered a very successful merger. He also drove our business growth and strategy in the Americas, outpacing the market and establishing TD SYNNEX as a leader in the region. We wish him well in his future endeavors,” Hume continued. “As we continue to evolve and grow TD SYNNEX to meet the increasing needs and demands of the ever-changing IT landscape, our growth-oriented business strategy and focus on providing the best possible experience for our partners and vendors remain unchanged.”

Zammit has been with the organization since 2017, leading the European region after Tech Data’s acquisition of Avnet Technology Solutions, and taking over responsibilities for the APJ region in 2021. Prior to joining Tech Data, Patrick served in a variety of management roles at Avnet, beginning in 1993. During his tenure at Avnet, he served as Global President, serving on its executive board, and earlier as President, EMEA Marketing, among other roles. Prior to joining Avnet, Patrick was a Senior Consultant at Arthur Andersen from 1989 to 1993. He holds the French equivalent of a master’s degree in business administration from ESLSCA Business School and is fluent in English, French and German.

About TD SYNNEX

TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com or follow us on LinkedIn, Facebook and Instagram.

Safe Harbor Statement

Statements in this news release that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

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CONTACT

Bobby Eagle

Global Corporate Communications

727-538-5864

bobby.eagle@tdsynnex.com

Liz Morali

Investor Relations

510-668-8436

Ir@tdsynnex.com